EX 99.1

NEWS RELEASE

Contact: Dollar Financial Corp

Financial Dynamics

Julie Prozeller
(212) 850-5600

FOR IMMEDIATE RELEASE

DOLLAR FINANCIAL CORP ANNOUNCES RECORD THIRD QUARTER RESULTS

REVENUE INCREASES 33.2% TO $157.3 MILLION AND ADJUSTED EBITDA INCREASES 56.2% TO $48.2 MILLION,
BOTH COMPANY RECORDS;

COMPANY CONTINUES TO EXECUTE ON GLOBAL EXPANSION STRATEGY

BERWYN, Pennsylvania, May 4, 2010 – Dollar Financial Corp (NASDAQ:DLLR — News), a leading international diversified financial services company primarily serving unbanked and under-banked consumers for nearly 30 years, today announced its results for the fiscal third quarter ended March 31, 2010.

Fiscal 2010 Third Quarter Highlights

•	Consolidated total revenue grew to a record $157.3 million for the fiscal third quarter, an increase of $39.2 million or 33.2% compared to the prior year period, even as the Company employed a more conservative approach to consumer lending and cashing riskier third-party checks amid the weakened global economy. On a constant currency basis, total consolidated revenue increased by $23.9 million or 20.2%.

•	The consolidated loan loss provision, expressed as a percentage of gross consumer lending revenue, improved to 13.1% for the fiscal third quarter compared to 17.8% for the prior year period. The significant improvement reflects the Company’s continued conservative approach to extending consumer credit in the midst of the weakened economy, as well as the benefit from its continuing implementation of proprietary credit scoring models for the Company’s global loan products.

•	Consolidated operating margin increased by $23.4 million or 57.6% compared to the third quarter of the prior fiscal year, driven by the Company’s strong organic revenue growth, contribution from acquisitions and store operating efficiency improvements implemented throughout the Company’s global store base.

•	Total consolidated adjusted EBITDA was the largest in Company history at $48.2 million for the fiscal third quarter, representing an increase of $17.3 million or 56.2% compared to the prior year period. On a constant currency basis, total consolidated adjusted EBITDA increased significantly by $11.2 million or 36.3%.

•	Including the increased interest costs from the Company’s recent refinancing, but excluding non-recurring and non-cash charges, pro forma income before income taxes was $17.8 million for the quarter compared to $17.0 million for the three months ended March 31, 2009, while pro forma net income, considering a pro forma effective income tax rate of 43.0%, was $10.1 million for the quarter compared to $9.7 million for the third quarter of the prior fiscal year.

•	Reflecting the inclusion of $28.7 million of net one-time charges, primarily related to reserves for class action litigation settlements in Canada, the loss before income taxes on a GAAP basis was $14.6 million for the quarter, compared to income before income taxes of $14.1 million for the three months ended March 31, 2009. Considering the impact of the one-time charges and the tax effects of those charges, the Company recorded a net loss of $12.2 million for the fiscal third quarter compared to net income of $5.7 million for the third quarter of the prior fiscal year.

•	Including the effects of the increased interest costs from the Company’s recent refinancing, fully-diluted operating earnings per share, considering a pro forma effective income tax rate of 43.0%, was $0.40 for the quarter compared to $0.40 for the third quarter of the prior fiscal year.

•	The reported fully-diluted loss per share on a GAAP basis, including the $28.7 million of net one-time charges for the third quarter, was $0.51 for the three months ended March 31, 2010 compared to fully-diluted earnings per share of $0.24 for the prior year’s third quarter.

Discussion on Presentation of Information
The U.S. Dollar weakened during the quarter ended March 31, 2010, as compared to the prior year’s third quarter, with the average value of the Canadian Dollar increasing approximately 20% compared to the U.S. Dollar, while the average value of the British Pound Sterling increased by nearly 9% to the U.S. currency. This naturally affects year-over-year comparisons for our financial results and as such, the Company is providing some comparisons on a constant currency basis.

Fiscal 2010 Third Quarter Overview
Commenting on the third quarter, Jeff Weiss, the Company’s Chairman and Chief Executive Officer, stated, “I’m very pleased with our record results for the quarter as we continued to successfully execute on our growth plan. During the quarter we made great strides on our strategy of expanding and diversifying our Company. On April 13, 2010, we announced the acquisition of the fourth largest pawn broking business in the United Kingdom, further broadening our international pawn platform to include high end pawn lending services. Two of the acquired stores were founded in the year 1770 and 1797 and are reputed to be the oldest pawn broking stores in London. These stores operate on the high street in exclusive shopping districts in London, using their historical trade names of “T.M. Sutton” and “Robertsons” (“S&R”). The S&R acquired stores primarily deal in pawn lending on high quality and high value gold jewelry, fine watches and diamonds, with a number of the pledges comprised of items valued in excess of £10,000 per pledge. This acquisition provides us with long-standing brands, proven expertise and an extension of our pawn lending business model, which further diversifies and expands our multi-country, multi-product and multi-platform company internationally into the high end pawn broking market.

The S&R acquisition, along with the recent purchase of Dealers Financial Services in the United States, and the purchase of Merchant Cash Express in the United Kingdom, which provides access to working capital for small retail businesses, collectively provides our Company with additional sources of revenue with little credit risk. During the third quarter, approximately 50% of our total consolidated revenue was comprised of products or services which generally carry little or no credit risk such as check cashing, money transfer, gold purchasing and pawn lending. As we continue to diversify our Company, we expect the profit contribution from fee-based financial processing and origination services to increase, and believe the Merchant Cash Express platform and business model we recently acquired in the United Kingdom is particularly well suited for expansion to the United States. Our secured pawn lending and gold purchase business alone accounted for more than 7% of our total consolidated revenue during the quarter, which we expect will substantially increase in future quarters as we continue to execute on our growth plan and expand these product lines throughout our global markets.”

Jeff Weiss continued, “In fiscal 2010, we anticipate that approximately 15% of our total consolidated revenue will come from products and geographies in which we were not participating as recently as two years ago, and I would expect this percentage to grow considerably as we move through fiscal 2011 and beyond. Furthermore, we expect to judiciously deploy the approximately $200.0 million of investible cash remaining from our recent refinancing activities into the continued expansion of our business.”

Mr. Weiss concluded, “It is our mission to be the leading global provider of diversified financial services to the unbanked and under-banked consumers. In line with this strategy, we intend to continue to enter new markets with favorable regulatory environments, strong customer demographics for our products and services, and importantly, limited competition. Also as part of this strategy, we plan to continue to invest in new technologies through both internal development and the acquisition of new businesses, which will allow us to deliver our products and services through whatever means our customers are most accustomed to and comfortable with in each market. This strategy may include our “bricks and mortar” store based model, internet platforms, the in-home loan servicing model widely used throughout Poland and Eastern Europe, and other new technologies and platforms that we are either in the process of developing internally or expect to acquire. In conclusion, I believe we are exceptionally well positioned for continuing growth and the successful execution of our global strategies.”

Third Quarter Business Update
In Canada, the transition to provincial regulation is now complete in the five provinces that account for more than 90% of the Company’s Canadian store locations. Furthermore, all of these provinces (including Ontario, Nova Scotia, British Columbia, and Alberta) have implemented maximum lending rates that are above the Company’s existing price structures, but generally below the historical pricing of many of its competitor’s. The Company intends to continue to leverage its multi-product store platform and its position as the lowest cost provider in the industry by offering and marketing its products and services at prices below many of its competitors, with an expectation to enhance its share of the Canadian market. Accordingly, consumer lending revenue in Canada increased by C$5.6 million or 17.4% for the fiscal third quarter, which also reflects the Company’s renewed television advertising campaigns in that market. Additionally, the recently introduced gold purchase product in Canada added C$5.2 million of incremental revenue in the third quarter, while also serving to bring new customers into the stores. The Company is also resuming its de novo store expansion program in Canada, and expects to open about 5 stores in the fourth quarter ending June 30, 2010 followed by a more robust de novo store growth strategy beginning in fiscal 2011.

Total revenue in the United Kingdom for the quarter on a year-over-year basis increased by £9.1 million or 47.6%. Consumer lending revenue grew by £6.2 million or 63.8% for the quarter compared to the third quarter of the prior fiscal year. This reflects strong performance from the internet lending business acquired in April 2009 and the continued robust performance, amid the weakened economy, of the brick and mortar store based business. The U.K. pawn lending business and gold purchase product also continued to perform very well, combining to contribute £4.3 million of revenue for the quarter, nearly doubling the £2.5 million for the third quarter of the prior fiscal year. The Company continues to place a strong focus on growing its pawn lending and gold purchase business in this market amid the historically high gold prices, which is also being supported with television advertising campaigns. The Company continued to expand its U.K. store footprint in the third quarter with the opening of 13 additional de novo stores, which brings the year-to-date total store openings to 32. The Company expects to open an additional 18 stores in the quarter ending June 30, 2010, bringing the total for fiscal 2010 to 50 de novo stores added to the U.K. platform. The United Kingdom is the least developed of the Company’s core markets with substantially fewer financial services stores in its space in relation to the country population, as compared to the U.S. market. The Company continues to see this market as an opportunity for additional rapid store expansion.

In the United States, the Company continues to implement its store rationalization program, which focuses its domestic store footprint in states with more favorable and stable regulatory environments. As a result, the operating margin for the U.S. store based financial services business, as a percentage of gross revenue, improved to 27.7% for the third quarter compared to 20.5% for the prior year’s third quarter. In total, the operating margin for the domestic retail financial services business increased by $1.4 million or 17.3% for the quarter compared to the prior year period, despite $5.0 million of lower revenue as a result of store closures in the last year. The Company expects to continue to rationalize its U.S. retail store base in the coming year, including closing about one-half of its 49 stores in Arizona and Washington during the three months ending June 30, 2010, and transferring its displaced customers to the expected remaining stores in these two states. Accordingly, the Company recorded a provision of $1.1 million in the third quarter ended March 31, 2010 for one-time charges associated with the anticipated U.S. store closures.

The recently acquired Dealer’s Financial Services business (DFS) in the United States, which provides fee based auto lending and insurance services to military personnel, generated $4.6 million of incremental EBITDA for the quarter. The Company is presently investing in and focusing on enhancing the infrastructure of this business unit, and developing new strategies to further grow the core customer segment of DFS and expand beyond the currently served military grade levels.

The Polish lending business acquired in July 2009 contributed $2.1 million of revenue for the quarter resulting in $0.5 million of incremental EBITDA, net of investments in infrastructure. The Company’s focus this fiscal year is to invest in bolstering the infrastructure thereby positioning the Polish business for further geographic expansion in fiscal 2011. As this business unit is currently situated in only the northern provinces of the country, the Company believes there is a significant opportunity to expand this business throughout Poland into areas with higher population densities and also into Eastern Europe.

Discussion of Non-Recurring Charges
Effective July 1, 2009, the Company adopted ASC 470-20, which resulted in $2.1 million of additional non-cash interest expense being recorded in the third fiscal quarter associated with the Company’s remaining $164.8 million of U.S. convertible notes. The Company’s prior year financial statements and earnings per share have also been similarly restated to reflect the adoption of ASC 470-20.

Furthermore, the prepayment of the majority of the Company’s Canadian and U.K. term loans in December 2009 resulted in approximately $1.6 million of on-going non-cash amortization during the quarter associated with the Company’s cross-currency interest rate swap agreements at the time the debt was terminated, which could continue until the swap instruments expire in October 2012.

In addition, during the fiscal third quarter, the Company incurred $28.7 million of net one-time charges. These charges are principally related to a $26.6 million litigation settlement provision primarily related to class action litigation in Canada, of which approximately $10.9 million is non-cash. Additionally, the Company recorded a $1.5 million unrealized gain on the Company’s debt and cross currency interest rate swap agreements, as well as a $1.5 million store closure provision principally related to the planned store closures in Arizona and Washington. These non-recurring charges resulted in a loss before income taxes on a GAAP basis, for the three months ended March 31, 2010, of $14.6 million compared to income before income taxes of $14.1 million for the third quarter of the previous fiscal year. Accordingly, these non-recurring charges resulted in a net loss for the three months ended March 31, 2010 of $12.2 million compared to net income of $5.7 million for the prior year’s fiscal third quarter.

The financial results for the quarter include additional interest expense associated with the $600.0 million senior note offering in December 2009, which resulted in the Company maintaining approximately $200.0 million of investible cash on its balance sheet during the quarter ending March 31, 2010. The Company intends to deploy this excess cash principally in accretive acquisitions which should serve to mitigate in the future the current earnings dilution of the incremental borrowing costs.

Excluding the non-recurring charges, non-cash interest expense emanating from the adoption of ASC 470-20, and the non-cash amortization associated with the cross-currency interest rate swap agreements, pro forma income before income taxes increased by 4.3% to $17.8 million for the quarter, compared to $17.0 million for the three months ended March 31, 2009. Likewise, pro forma net income, considering a pro forma effective income tax rate of 43.0%, was $10.1 million for the third quarter representing an increase of 4.3% compared to the three months ended March 31, 2009. Similarly, fully-diluted operating earnings per share was $0.40 for the quarter compared to $0.40 for the third quarter of the prior fiscal year. A table reconciling pro forma income before income taxes to the GAAP basis income (loss) before income taxes is included on page 12 of this News Release.

Fiscal 2010 Outlook
Due principally to the anticipated continued strong operating performance of all of the Company’s business units, and assuming the continuation of the recent strengthening of the Canadian Dollar relative to the U.S. currency, albeit offset somewhat by the recent weakening of the British Pound Sterling, the Company anticipates it will finish the fiscal year ended June 30, 2010 towards the top end of its previously stated guidance range, and is now narrowing its projected adjusted EBITDA guidance for the fiscal year to be between $178.0 million and $183.0 million. Likewise, the Company anticipates fully-diluted operating earnings per share for the fiscal year will be between $1.95 and $2.00. As stated before, this range excludes one-time charges, the non-cash impact of adopting ASC 470-20, the non-cash amortization associated with the cross-currency interest rate swap agreements, non-cash unrealized foreign exchange gains and losses, and assumes a 43% pro forma tax rate.

Company Liquidity Discussion
On February 26, 2010, the Company announced the repurchase of $35.2 million of its 2.875% U.S. senior convertible notes due 2027 for $32.0 million in cash, or 91% of par value. Following this transaction, the Company now has a $44.8 million tranche of 2.875% U.S. senior convertible notes due 2027 that may be first put to the Company December 2012, and a $120.0 million tranche of 3.0% U.S. senior convertible notes due 2028 that may be first put to the Company April 2015. By reducing the principal amount of the tranche of 2.875% U.S. senior convertible notes due 2027 to an amount less than $50.0 million, the Company effectively removed the springing maturity stipulation associated with its previously issued $600.0 million 10.375% senior unsecured notes, and for $17.1 million of its remaining $18.7 million of senior secured term loans. Therefore, the maturity dates for these elements of the Company’s debt structure are now affirmed to be December 2016 for the Company’s $600.0 million tranche of senior unsecured notes, and December 2014 for the $17.1 million tranche of its senior secured term loans. Thus, the aggregate principal repayment obligation for the Company’s debt structure amounts to a nominal $1.6 million between now and the first potential put date of December 2012 for the $44.8 million tranche of 2.875% U.S. senior convertible notes.

As of March 31, 2010, the Company maintained its global revolving credit facilities, which include a $75.0 million U.S. facility, a C$28.5 million Canadian revolving credit facility, and a £5.0 million overdraft credit facility in the United Kingdom. In addition, the Company has approximately $200.0 million of excess cash on its balance sheet and continues to benefit from its ongoing strong cash flow from operations, which collectively can be deployed for accretive opportunities that the Company expects will further enhance future earnings growth and the global expansion of the business.

Investors Conference Call
Dollar Financial Corp will be holding an investor’s conference call on Tuesday, May 4, 2010 at 5:00 pm ET to discuss the Company’s results for the fiscal third quarter ended March 31, 2010 and the Company’s fiscal 2010 outlook. Investors can participate in the conference by dialing (888) 200-2794 (U.S. and Canada) or (973) 935-8766 (International); use the confirmation code “Dollar”. Hosting the call will be Jeff Weiss, Chairman and CEO and Randy Underwood, Executive Vice President and CFO. For your convenience, the conference call can be replayed in its entirety beginning from two hours after the end of the call through May 12, 2010. If you wish to listen to the replay of this conference call, please dial (706) 645-9291and enter passcode “66291807”.

The conference call will also be broadcast live through a link on the Investor Relations page on the Dollar Financial web site at http://www.dfg.com. Please go to the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

About Dollar Financial Corp
Dollar Financial Corp is a leading diversified international financial services company primarily serving unbanked and under-banked consumers for nearly 30 years. Its customers are typically service sector individuals who require basic financial services but, for reasons of convenience and accessibility, purchase some or all of their financial services from the Company rather than from banks and other financial institutions. To meet the needs of these customers, the Company provides a range of consumer financial products and services primarily consisting of check cashing, short-term consumer loans, automobile loans and services, pawn lending, Western Union money order and money transfer products, currency exchange, gold buying, reloadable VISA® and MasterCard® branded debit cards, electronic tax filing, and bill payment services.

At March 31, 2010, the Company’s global store network consisted of 1,178 stores, including 1,054 company-operated financial services stores and 124 franchised and agent locations in the United States, Canada, United Kingdom, Republic of Ireland, and Poland. The financial services store network is the largest network of its kind in each of Canada and the United Kingdom, and in the United States maintains a strong presence in states with favorable regulations. The Company’s customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to the convenient neighborhood locations, extended operating hours and high-quality customer service. Additionally, the Company operates an on-line international lending platform whereby customers can obtain short-term loans over the internet. The Company’s financial products and services, principally check cashing, money transfer, pawn lending, gold purchasing, and short-term consumer loan programs, provide immediate access to cash for living expenses or other needs. For more information, please visit the Company’s website at www.dfg.com.

Forward Looking Statement
This news release contains forward looking statements, including statements regarding the following: recent acquisitions; the Company’s future results, growth, guidance and operating strategy; current litigation matters, including announced settlements in British Columbia and in Ontario; the global economy; the effects of currency exchange rates on reported operating results; the developing regulatory environment in Canada, the U.K. and the United States; the impact of future development strategy, new stores and acquisitions; and the performance of new products and services. These forward looking statements involve risks and uncertainties, including risks related to: the regulatory environments; current and potential future litigation; the integration and performance of acquired stores; the performance of new stores; the impact of debt financing transactions; the results of certain ongoing income tax appeals; and the effects of new products and services on the Company’s business, results of operations, financial condition, prospects and guidance; and uncertainties related to the effects of changes in the value of the U.S. dollar compared to foreign currencies. There can be no assurance that the Company will attain its expected results, successfully integrate any of its acquisitions, or attain its published guidance metrics, or that ongoing and potential future litigation or the various FDIC, Federal, state, Canadian or foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, the Company’s annual reports and Forms 10-Q and 10-K. You should not place any undue reliance on any forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Presentation of Information in this Press Release
In an effort to provide investors with additional information regarding the Company’s results, the Company has also disclosed in this press release the following information which management believes provides useful information to investors:

•	Local currency results (the reported results for each country in their respective native currencies).

•	Constant currency results (the Company calculates constant currency operating results by comparing current period operating results with prior period operating results, with both periods converted at the currency exchange rates for the prior period).

•	Pro forma operating results excluding non-recurring and non-cash charges and adjusted for pro forma effective income tax rates.

DOLLAR FINANCIAL CORP
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	March 31,
	2009	2010

Assets:
Cash and cash equivalents	$209,602	$370,977
Loans receivable, net:
Loans receivable	126,826	136,790
Less: Allowance for loan losses	(12,132)	(17,349)

Loans receivable, net	114,694	119,441
Loans in default, net	6,436	5,867
Prepaid expenses and other receivables	30,093	45,109
Deferred tax assets, net	27,101	30,805
Property and equipment, net	58,614	63,114
Goodwill and other intangibles	454,347	593,609
Debt issuance costs and other assets, net	20,578	36,068

Total Assets	$921,465	$1,264,990

Liabilities:
Accounts payable	$36,298	$36,907
Income taxes payable	14,834	9,329
Accrued expenses and other liabilities	95,780	163,872
Fair value of derivatives	12,223	63,165
Deferred tax liabilities	18,947	22,880
Revolving credit facilities	—	14,200
Long-term debt	536,305	736,129

Total Liabilities	712,387	1,046,482

Shareholders’ Equity:
Common stock	24	24
Additional paid-in-capital	311,301	329,906
Accumulated deficit	(110,581)	(110,419)
Accumulated other comprehensive income	8,018	(1,246)

Total Dollar Financial Corp. Shareholders’ Equity	208,762	218,265
Non-controlling interest	316	243

Total Stockholders’ Equity	209,078	218,508

Total Liabilities and Shareholders’ Equity	$921,465	$1,264,990

DOLLAR FINANCIAL CORP
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except share and per share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2009	2010	2009	2010

Revenues:
Check cashing	$37,263	$37,236	$127,419	$113,575
Fees from consumer lending	57,654	78,062	203,261	238,250
Money transfer fees	5,957	6,609	20,351	20,523
Pawn service fees and sales	3,164	4,814	10,466	13,302
Other	14,126	30,627	41,916	66,247

Total revenues	118,164	157,348	403,413	451,897

Operating expenses:
Salaries and benefits	34,429	39,882	111,507	114,341
Provision for loan losses	10,242	10,220	40,392	34,578
Occupancy costs	9,863	10,974	31,503	32,659
Advertising	1,451	3,884	6,659	11,998
Depreciation	3,057	3,424	9,819	10,869
Bank charges and armored carrier services	3,174	3,477	9,937	10,400
Maintenance and repairs	2,848	3,097	9,068	8,792
Returned checks, net and cash shortages	2,866	2,288	13,228	7,182
Other	9,639	16,142	32,621	40,612

Total operating expenses	77,569	93,388	264,734	271,431

Operating margin	40,595	63,960	138,679	180,466

Corporate and other expenses:
Corporate expenses	15,452	22,068	52,566	65,368
Interest expense, net	10,346	21,946	32,560	46,412
Other depreciation and amortization	925	2,490	2,903	4,652
Unrealized foreign exchange (gain) loss	—	(15,681)	—	(11,769)
Loss on derivatives not designated as hedges	—	18,634	—	21,909
Loss on extinguishment of debt	—	718	—	9,531
Reserve for litigation settlements	45	26,627	554	27,894
Loss on store closings	644	1,507	6,137	3,157
Other (income) expense, net	(877)	261	(6,546)	1,685

Income (loss) before income taxes	14,060	(14,610)	50,505	11,627
Income tax provision (benefit)	8,361	(2,332)	23,970	11,538

Net income (loss)	$5,699	($12,278)	$26,535	$89
Less loss attributable to non-controlling interest	$0	($37)	$0	($73)

Net income (loss) attributable to Dollar Financial Corp.	$5,699	($12,241)	$26,535	$162

Net Income per share
Basic	$0.24	($0.51)	$1.10	$0.01
Diluted	$0.24	($0.51)	$1.10	$0.01

Weighted average shares outstanding
Basic	23,951,974	24,151,536	24,024,628	24,064,118
Diluted	24,007,851	24,151,536	24,114,896	24,767,284

Pro forma Net Income Reconciliation

Pro forma net income is not an item prepared in accordance with GAAP. Pro forma net income is net income adjusted to exclude one-time charges and credits as described below and also excludes the non-cash impact of adopting ASC 470-20. The Company presents pro forma net income as an indication of its financial performance excluding one-time and other net non-cash charges and to show comparative results of its operations. Not all companies calculate pro forma net income in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on Dollar’s Unaudited Consolidated Statements of Operations to pro forma net income (dollars in thousands):

DOLLAR FINANCIAL CORP
PRO FORMA NET INCOME
(EXCLUDING ONE-TIME CHARGES AND CREDITS & EFFECTS OF ASC 470-20)
(In thousands except share and per share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2009	2010	2009	2010

Income (loss) before income taxes — as reported	$14,060	$(14,610)	$50,505	$11,627

Pro forma adjustments:
Adoption of ASC 470-20	2,285	2,127	6,648	6,964
Unrealized foreign exchange (gain) loss	-	(1,512)	-	5,285
Cross-currency swap amortization	-	1,584	-	2,439
Loss on extinguishment of debt	-	718	-	9,531
Reserve for litigation settlements	45	26,627	554	27,894
Loss on store closings	644	1,507	6,137	3,157
Write-off of acquisition costs	-	1,318	-	2,349

Pro forma income before income taxes	17,034	17,759	63,844	69,246
Pro forma income taxes	7,325	7,636	27,453	29,776

Pro forma net income	$9,709	$10,123	$36,391	$39,470

Pro forma effective income tax rate	43.0%	43.0%	43.0%	43.0%

Weighted average fully-diluted shares outstanding	24,007,851	25,004,502	24,114,896	24,767,284

Fully-diluted earnings per share	$0.40	$0.40	$1.51	$1.59

GAAP fully-diluted earnings (loss) per share	$0.24	$(0.51)	$1.10	$0.01

Adjusted EBITDA Reconciliation

Adjusted EBITDA is not an item prepared in accordance with GAAP. Adjusted EBITDA includes earnings before interest expense, income tax provision, depreciation, amortization, charges related to non-qualified stock options and restricted shares, reserves for loss on store closings, litigation settlements, and other items described below. The Company presents Adjusted EBITDA as an indication of operating performance, as well as its ability to service its debt and capital expenditure requirements. Adjusted EBITDA does not indicate whether Dollar’s cash flow will be sufficient to fund all of its cash needs. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other measures of operating performance or liquidity determined in accordance with GAAP. Not all companies calculate Adjusted EBITDA in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on Dollar’s Unaudited Consolidated Statements of Operations to Adjusted EBITDA (dollars in thousands):

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2009	2010	2009	2010

Income before income taxes	$14,060	$(14,610)	$50,505	$11,627

Add:
Depreciation and amortization	3,982	5,914	12,722	15,521
Interest expense, net	10,346	21,946	32,560	46,412
Stock based compensation expense	1,762	1,870	4,489	5,709
Unrealized foreign exchange (gain) loss	—	(15,681)	—	(11,769)
Loss on derivatives not designated as hedges	—	18,634	—	21,909
Loss on extinguishment of debt	—	718	—	9,531
Reserve for litigation settlements	45	26,627	554	27,894
Loss on store closings	644	1,507	6,137	3,157
Write-off of acquisition costs	—	1,318	—	2,349
Other	2	(56)	(28)	(138)

Adjusted EBITDA	$30,841	$48,187	$106,939	$132,202

Dollar Financial Corp
Unaudited Store Data

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2009	2010	2009	2010
Beginning Company-Operated Stores
U.S.	418	350	467	358
Canada	401	398	419	399
U.K.	259	295	236	274

Total Beginning Company-Operated Stores	1,078	1,043	1,122	1,031

De novo Store Builds
U.S.	0	0	3	0
Canada	0	0	0	1
U.K.	2	13	17	32

Total	2	13	20	33

Acquired Stores
U.S.	0	0	2	0
Canada	0	0	0	0
U.K.	0	0	8	3

Total	0	0	10	3

Closed Stores
U.S.	0	2	54	10
Canada	1	0	19	2
U.K.	1	0	1	1

Total	2	2	74	13

Ending Company-Operated Stores
U.S.	418	348	418	348
Canada	400	398	400	398
U.K.	260	308	260	308

Total Ending Company-Operated Stores	1,078	1,054	1,078	1,054

Ending Franchise/Agent Stores
U.S.	57	8	57	8
Canada	61	62	61	62
U.K.	68	54	68	54

Total Ending Franchise/Agent Stores	186	124	186	124

Total Ending Store Count	1,264	1,178	1,264	1,178